Exhibit 99.1

500 12th Ave. South * Nampa, ID 83651	Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com

HOME FEDERAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

Nampa, ID (April 30, 2010) – Home Federal Bancorp, Inc. (the “Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (the “Bank”), today announced second quarter results for the fiscal year ending September 30, 2010.  For the quarter ended March 31, 2010, the Company reported a net loss of ($1.6 million), or $(0.10) per diluted share, compared to net income of $476,000, or $0.03 per diluted share, for the same period a year ago.  For the six months ended March 31, 2010, the Company reported a net loss of ($1.9 million), or $(0.12) per diluted share, compared to a net loss of ($325,000), or $(0.02) per diluted share, for the same period last year.  Results for the second quarter and six months ended March 31, 2010 included a $305,000 after-tax extraordinary gain related to purchase price adjustments on assets originally purchased in the acquisition of Community First Bank on August 7, 2009. Total assets increased $30.0 million, or 3.65%, from $822.1 million at December 31, 2009 to $852.1 million at March 31, 2010.

The following summarizes key activities of the Company during the quarter ended March 31, 2010:

▪	Deposits increased $32.4 million for the linked quarter with core deposits (checking, money market and savings accounts) increasing $20.5 million.
▪	Net interest income increased 6% over the second quarter of fiscal 2009
▪	Cash and cash equivalents increased significantly from the linked quarter
▪	Gross loans declined $19.1 million as quality lending opportunities remain difficult to obtain
▪	Nonperforming assets increased $1.2 million to $64.0 million
▪	Provision for loan losses totaled $2.4 million while net charge-offs totaled $2.7 million
▪	Valuation adjustments and taxes on real estate owned totaled $1.4 million
▪	The Bank received $5.9 million in reimbursed losses from the FDIC on assets covered under the loss share agreement.

On August 7, 2009, the Company purchased certain assets and assumed certain liabilities of Community First Bank located in Prineville, Oregon in an FDIC-facilitated acquisition (the “Acquisition”), which has been incorporated prospectively in the Company’s financial statements. Therefore, year over year results of operations may not be comparable.  As a result of the Acquisition, the Bank currently has operations in two distinct market areas:  the Bank’s primary market known as the Treasure Valley region of southwestern Idaho, which we refer to as the “Idaho Region” and the Tri-County Region of Central Oregon, which we refer to as the “Central Oregon Region.”

Len E. Williams, the Company’s President and CEO, commented “We were very pleased with our deposit growth. Core deposits increased $20.5 million during the second fiscal quarter and $32.0 million since the beginning of the fiscal year. We are realizing the execution of deposit growth initiatives in our retail, small business and commercial banking teams. We thank our depositors in the Treasure Valley and Central Oregon for recognizing the safety and security of Home Federal Bank and our commitment to serving their financial needs.”

“The prolonged economic downturn continues to burden our operating income by requiring us to provide for additional loan losses. Additionally, commercial real estate values continue to decline, resulting in valuation reserves on our foreclosed real estate. While we have been able to sell some foreclosed properties, nonperforming commercial real estate loans continue to increase, resulting in an overall rise in nonperforming assets.

Results of operations

Total revenue for the quarter ended March 31, 2010, which consisted of net interest income before the provision for loan losses and noninterest income, increased $466,000, or 6%, to $8.8 million compared to $8.3 million for the same period of 2009. However, total revenue declined $485,000 from $9.3 million in the first quarter of fiscal 2010.  The decline in total revenue for the linked quarter was a result of lower overdraft fees and losses on real estate owned. Total revenue for the six

Home Federal Bancorp, Inc.
April 30, 2010

months ended March 31, 2010, increased $1.5 million or 9% to $18.0 million, compared to $16.5 million for the same period of the prior year.

Net interest income. Net interest income before the provision for loan losses increased $342,000, or 6%, to $6.3 million for the quarter ended March 31, 2010, compared to $6.0 million for the same quarter of the prior year. Net interest income before provision for loan losses for the six months ended March 31, 2010 increased $978,000 or 8% to $12.7 million, from $11.7 million from the same period of the prior year.  For both periods, the increase was attributable to the Acquisition as well as the low rate environment having a more significant impact on interest expense than on interest income.

The Company’s net interest margin decreased 31 basis points to 3.29% for the quarter ended March 31, 2010, when compared to the quarter ended March 31, 2009, and was down eight basis points from 3.37% in the linked quarter.  Net interest margin was reduced by the mix of interest-earning assets as we continued to increase our liquidity.  In addition, the increase in nonperforming loans purchased in the Acquisition is reducing the average yield earned on the loan portfolio.

Provision for loan losses. A provision for loan losses of $2.4 million was recorded in connection with management’s analysis of the loan portfolio for the quarter ended March 31, 2010, compared to $1.1 million for the same period of the prior year. The provision recorded during the second quarter of fiscal 2010 was primarily a result of the continued signs of stress in the commercial real estate portfolio in the Idaho Region, including higher delinquencies, nonperforming loans and classified commercial real estate loans at March 31, 2010.  The provision for loan losses was $3.1 million for the six months ended March 31, 2010 compared to $4.6 million for the same period in 2009.

Noninterest income. Noninterest income increased $124,000, or 5%, to $2.5 million for the quarter ended March 31, 2010, compared to $2.3 million for the same quarter a year ago and $2.9 million for the linked quarter.  Service charges and fees were $254,000 higher than in the prior year quarter reflecting the larger number of accounts post Acquisition.  This increase was offset by a decrease in gain on sale of loans from the prior year of $282,000 as residential loan volumes were down significantly from the prior year.

Noninterest income for the six months ended March 31, 2010 increased $538,000 or 11% to $5.3 million compared to $4.8 million for the same period of the prior year.  Service charges and fees increased $409,000 from the prior year period but were offset by gain on sale of loans, which decreased $289,000 from the prior year.  Accretable income related to the FDIC indemnification receivable of $247,000 was recorded in the six months ended March 31, 2010.  In addition, rental income increased $139,000 from the year ago period as a result of the increase in foreclosed properties.

Noninterest expense. Noninterest expense for the quarter ended March 31, 2010, increased $3.0 million, or 45%, to $9.6 million from $6.6 million for the comparable period a year earlier and $9.1 million in the linked quarter. Noninterest expense for the six months ended March 31, 2010 increased $6.0 million or 48% to $18.6 million from $12.6 million from the year ago period. Noninterest expense was higher compared to the year ago period as a result of the Acquisition and the costs associated with maintaining two back offices.  The Bank will continue to operate separate back offices until a full conversion and integration to a new core application platform is completed, which is anticipated in the fourth quarter of fiscal 2010.

Among noninterest expense categories, the most significant increases from the year ago periods include provision for real estate owned, professional services, and insurance and taxes.  These increases are directly related to the costs associated with resolving troubled assets.

Balance Sheet

Total assets increased $159.6 million, or 23%, to $852.1 million at March 31, 2010, compared to $692.5 million a year earlier primarily as a result of the Acquisition. Assets increased $30.0 million during the second quarter of fiscal year 2010 from $822.1 million at December 31, 2009.

Cash and Investments. Cash and amounts due from depository institutions increased to $128.9 million at March 31, 2010, from $50.0 million at September 30, 2009, and $18.8 million at March 31, 2009. The Company has increased its liquidity as a result of the very low interest rate environment, which makes medium-term investments unattractive, and to provide increased flexibility for potential acquisitions. In addition, deposit growth was extremely strong in the quarter ended March 31, 2010.  The strong deposit growth combined with limited creditworthy lending opportunities resulted in a significant increase in cash balances.

Home Federal Bancorp, Inc.
April 30, 2010

Investments decreased $25.9 million, or 14%, to $155.6 million at March 31, 2010, compared to $181.5 million at March 31, 2009.  The decrease was attributable to regular principal repayments on mortgage-backed securities, offset partially by investment purchases.

Loans. Gross loans at March 31, 2010, increased $60.3 million or 13% to $507.7 million, compared to $447.5 million at March 31, 2009.  Gross loans purchased in the Acquisition totaled $109.9 million at March 31, 2010. The increase in loans as a result of the Acquisition was offset by lower balances in residential and commercial loan categories in the Idaho Region when compared to the year ago period.

The loan portfolio in the Idaho Region declined $51.9 million at March 31, 2010 from March 31, 2009, with one-to-four family residential loans declining $31.9 million from the prior year. This was consistent with management’s strategy to reduce the Bank’s exposure to loans secured by residential real estate. Commercial and commercial construction loans declined $12.4 million at March 31, 2010, compared to March 31, 2009, with nearly all the decline occurring in the builder finance, or land development and construction, portfolio. The builder finance and construction portfolios have experienced a high level of losses over the past year as a result of declining real estate prices and excess housing inventory in the Bank’s markets.

Asset Quality. The allowance for loan losses was $27.8 million, or 5.47%, of gross loans at March 31, 2010, compared to $28.7 million, or 5.32% of gross loans at September 30, 2009, and $7.3 million, or 1.64% of gross loans at March 31, 2009. The general allowance for loan losses allocated to loans covered under the loss share agreement with the FDIC in connection with the Acquisition totaled $15.7 million, or 14.32% of all covered loans. The allowance for loan losses allocated to the Idaho Region loan portfolio was $12.1 million, or 3.03% of the portfolio. Net charge-offs totaled $2.7 million during the quarter ended March 31, 2010.

Loans delinquent 30 to 89 days totaled $10.7 million at March 31, 2010, compared to $15.8 million at December 31, 2009, including $4.4 million and $7.5 million, respectively, of delinquent loans covered by the loss share agreement with the FDIC. Commercial real estate loans 30 to 89 days delinquent decreased $3.2 million during this period.

Nonperforming assets, which include nonaccrual loans and real estate owned, totaled $64.0 million at March 31, 2010, compared to $56.9 million at September 30, 2009, and $19.1 million at March 31, 2009. Real estate and other repossessed assets decreased $4.8 million or 26% to $13.6 million compared to $18.4 million as of September 30, 2009.  Real estate owned and other repossessed assets was comprised of $8.0 million of land development and speculative one-to-four family construction projects, $3.6 million of commercial real estate, and $2.0 million of one-to-four family residential properties.

The following table summarizes nonperforming loans and real estate owned at March 31, 2010, and December 31, 2009:

	March 31, 2010			December 31, 2009			Quarterly Change
(in thousands)	Covered Assets	Legacy(1) Portfolio	Total	Covered Assets	Legacy(1) Portfolio	Total Portfolio	Covered Assets	Legacy(1) Portfolio	Total
Acquisition and development	$7,382	$1,641	$9,023	$7,439	$653	$8,092	$(57)	$988	$931
One-to-four family construction	740	828	1,568	628	2,029	2,657	112	(1,201)	(1,089)
Commercial real estate	16,163	9,993	26,156	14,821	7,006	21,827	1,342	2,987	4,329
One-to-four family residential	3,413	7,546	10,959	5,831	7,058	12,889	(2,418)	488	(1,930)
Other	2,689	50	2,739	2,417	157	2,574	272	(107)	165
Total nonperforming loans	30,387	20,058	50,445	31,136	16,903	48,039	(749)	3,155	2,406
Real estate owned and other repossessed assets	5,547	8,017	13,564	6,038	8,744	14,782	(491)	(727)	(1,218)
Total nonperforming assets	$35,934	$28,075	$64,009	$37,174	$25,647	$62,821	$(1,240)	$2,428	$1,188
______________
(1)	Assets included within the Idaho Region

Home Federal Bancorp, Inc.
April 30, 2010

Deposits and borrowings. Deposits increased $178.3 million, or 47%, to $554.9 million at March 31, 2010, compared to $376.6 million at March 31, 2009, primarily as a result of the Acquisition.  Deposits in the Central Oregon Region totaled $139.4 million at March 31, 2010, compared to $143.5 million on the date of the Acquisition. However, core deposits (defined as checking, savings and money market accounts) in the Central Oregon Region totaled $73.0 million at March 31, 2010, compared to $68.0 million on the date of the Acquisition, highlighting the execution of the retail banking division’s goal to increase core deposits.  Total deposits increased $32.4 million from the linked quarter including increases of $20.5 million and $11.9 million in core deposits and certificates of deposit, respectively.

FHLB advances and other borrowings decreased $28.6 million, or 28%, to $75.3 million at March 31, 2010, compared to $103.9 million at March 31, 2009.  The decrease resulted from maturing FHLB advances being repaid with excess liquidity.

Equity. Stockholders’ equity increased $6.4 million, or 3%, to $207.0 million at March 31, 2010, compared to $200.6 million at March 31, 2009.  The extraordinary gain of $15.6 million associated with the Acquisition was the most significant factor in the increase in stockholders’ equity, which occurred in the quarter ended September 30, 2009.  The gain was offset by dividends of $3.4 million and a loss from operations of $9.1 million for the twelve months ended March 31, 2010.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves the Treasure Valley region of Southwestern Idaho and the Tri-County Region of Central Oregon through 22 full-service banking offices and one commercial loan center. The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "HOME." The Company's stock is also included in the Russell 2000 Index. For more information, visit the Company web site at www.myhomefed.com.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks.  Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.'s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2009, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
April 30, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (In thousands, except share data) (Unaudited)	March 31, 2010	September 30, 2009	March 31, 2009

ASSETS
Cash and amounts due from depository institutions	$106,041	$46,783	$18,826
Federal funds sold	22,840	3,170	-
Cash and cash equivalents	128,881	49,953	18,826
Investments available for sale, at fair value	155,615	169,320	181,532
FHLB stock, at cost	10,326	10,326	9,591
Loans receivable, net of allowance for loan losses of $27,779, $28,735, and $7,333	479,098	510,629	439,170
Loans held for sale	2,180	862	5,549
Accrued interest receivable	2,422	2,781	2,418
Property and equipment, net	26,459	20,462	16,327
Bank owned life insurance	12,225	12,014	11,800
Real estate and other property owned	13,564	18,391	4,478
FDIC indemnification receivable, net	16,030	30,038	-
Deferred income tax asset, net	-	-	1,106
Other assets	5,304	3,123	1,700
TOTAL ASSETS	$852,104	$827,899	$692,497

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand deposits	$64,968	$68,156	$37,323
Interest-bearing demand deposits	204,382	176,049	134,047
Savings deposits	48,651	41,756	33,704
Certificates of deposit	236,899	228,897	171,494
Total deposit accounts	554,900	514,858	376,568
Advances by borrowers for taxes and insurance	1,052	1,132	1,309
Interest payable	556	553	428
Deferred compensation	5,353	5,260	5,225
FHLB advances and other borrowings	75,298	84,737	103,909
Deferred income tax liability, net	5,331	5,571	-
Other liabilities	2,566	6,123	4,409
Total liabilities	645,056	618,234	491,848

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized;
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 90,000,000 authorized;
issued and outstanding:
Mar. 31, 2010 - 17,460,311 issued; 16,687,760 outstanding	167	167	165
Sept. 30, 2009 - 17,445,311 issued; 16,698,168 outstanding
Mar. 31, 2009 - 17,445,311 issued; 16,515,168 outstanding
Additional paid-in capital	151,776	150,782	150,087
Retained earnings	60,823	64,483	57,746
Unearned shares issued to ESOP	(9,178)	(9,699)	(10,152)
Accumulated other comprehensive income	3,460	3,932	2,803
Total stockholders’ equity	207,048	209,665	200,649
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$852,104	$827,899	$692,497

Home Federal Bancorp, Inc.
April 30, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Interest and dividend income:
Loan interest	$7,033	$6,806	$14,136	$13,919
Mortgage-backed security interest	1,618	2,123	3,352	4,328
Other interest and dividends	87	1	136	11
Total interest and dividend income	8,738	8,930	17,624	18,258

Interest expense:
Deposits	1,674	1,742	3,348	3,760
FHLB FHLB advances and other borrowings	762	1,228	1,593	2,793
Total interest expense	2,436	2,970	4,941	6,553
Net interest income	6,302	5,960	12,683	11,705
Provision for loan losses	2,375	1,060	3,075	4,635
Net interest income after provision for loan losses	3,927	4,900	9,608	7,070

Noninterest income:
Service charges and fees	2,146	1,892	4,410	4,001
Gain on sale of loans	125	407	308	597
Increase in cash surrender value of life insurance	104	104	211	210
Other	94	(58)	415	(2)
Total noninterest income	2,469	2,345	5,344	4,806

Noninterest expense:
Compensation and benefits	4,689	3,779	9,306	7,354
Occupancy and equipment	980	729	2,044	1,499
Data processing	797	577	1,597	1,119
Advertising	282	197	542	445
Postage and supplies	177	146	343	283
Professional services	505	299	984	634
Insurance and taxes	480	306	1,038	461
Provision for real estate owned	1,290	161	2,091	161
Other	360	377	698	649
Total noninterest expense	9,560	6,571	18,643	12,605
Income (loss) before income taxes	(3,164)	674	(3,691)	(729)
Income tax expense (benefit)	(1,233)	198	(1,451)	(404)
Income (loss) before extraordinary item	(1,931)	476	(2,240)	(325)
Extraordinary gain on acquisition, less income tax of $195	305	-	305	-
Net income (loss)	$(1,626)	$476	$(1,935)	$(325)

Earnings (loss) per common share before extraordinary item:

Basic	$(0.12)	$0.03	$(0.14)	$(0.02)
Diluted	(0.12)	0.03	(0.14)	(0.02)

Earnings per common share of extraordinary item:
Basic	$0.02	n/a	$0.02	n/a
Diluted	0.02	n/a	0.02	n/a

Earnings (loss) per common share after extraordinary item:
Basic	$(0.10)	$0.03	$(0.12)	$(0.02)
Diluted	(0.10)	0.03	(0.12)	(0.02)

Weighted average number of shares outstanding:
Basic	15,481,827	15,740,064	15,464,699	15,936,796
Diluted	15,481,827	15,776,330	15,464,699	15,936,796

Dividends declared per share:	$0.055	$0.055	$0.110	$0.110

Home Federal Bancorp, Inc.
April 30, 2010

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY ADDITIONAL FINANCIAL INFORMATION (Dollars in thousands, except share and per share data) (Unaudited)
	At or For the Quarter Ended
	2010	2009
	March 31	December 31	September 30	June 30	March 31
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	(0.79)%	(0.15)%	4.94%	(0.72)%	0.27%
Return (loss) on average equity (1)	(3.11)	(0.59)	19.41	(2.48)	0.93
Net interest margin (1)	3.29	3.37	3.53	3.53	3.60
Efficiency ratio (2)	109.00	98.13	112.59	84.26	79.12

PER SHARE DATA
Diluted earnings (loss) per share before extr. item	$(0.12)	$(0.02)	$(0.36)	$(0.08)	$0.03
Diluted earnings per share of extr. item	0.02	-	0.98	-	-
Diluted earnings (loss) per share after extr. item	(0.10)	-	0.63	-	-
Book value per outstanding share	12.41	12.48	12.56	11.90	12.15
Cash dividends declared per share	0.055	0.055	0.055	0.055	0.055
Average number of diluted shares outstanding(3)	15,481,827	15,447,705	15,381,657	15,352,714	15,776,330

ASSET QUALITY
Allowance for loan losses	$27,779	$28,141	$28,735	$8,266	$7,333
Nonperforming loans	50,445	48,039	38,492	16,462	14,590
Nonperforming assets	64,009	62,821	56,883	25,076	19,068
Nonperforming covered assets(4)	35,934	37,173	34,224	--	--
Total covered assets(4)	115,286	126,310	133,882	--	--

Allowance for loan losses to non-performing loans	55.07%	58.58%	74.65%	50.21%	50.26%
Allowance for loan losses to gross loans	5.47	5.34	5.32	1.93	1.64
Nonperforming loans to gross loans	9.94	9.12	7.13	3.85	3.26
Nonperforming assets to total assets	7.51	7.64	6.87	3.73	2.75
Nonperforming loans to gross loans not covered(5)	5.04	4.14	2.84	3.85	3.26
Nonperforming assets to total assets not covered(5)	3.81	3.66	3.26	3.73	2.75

FINANCIAL CONDITION DATA
Average interest-earning assets	$767,364	$756,308	$728,515	$647,499	$661,428
Average interest-bearing liabilities	539,603	527,438	503,636	441,036	449,175
Net average earning assets	227,761	228,870	224,879	206,463	212,253
Average interest-earning assets to average interest-bearing liabilities	142.21%	143.39%	144.65%	146.81%	147.25%
Stockholders’ equity to assets	24.30	25.34	25.32	29.53	28.97

STATEMENT OF INCOME DATA
Interest income	$8,738	$8,886	$9,159	$8,410	$8,930
Interest expense	2,436	2,505	2,727	2,697	2,970
Net interest income	6,302	6,381	6,432	5,713	5,960
Provision for loan losses	2,375	700	8,000	3,450	1,060
Noninterest income	2,469	2,875	1,874	2,611	2,345
Noninterest expense	9,560	9,083	9,352	7,014	6,571
Net income (loss) before taxes	(3,164)	(527)	(9,046)	(2,140)	674
Income tax expense (benefit)	(1,233)	(218)	(3,452)	(894)	198
Net income (loss) before extraordinary item	$(1,931)	$(309)	$(5,594)	$(1,246)	$476

Extraordinary gain, net of tax	305	-	15,291	-	-
Net income (loss)	$(1,626)	$(309)	$9,697	$(1,246)	$476

Total revenue (6)	$8,771	$9,256	$8,306	$8,324	$8,305

(1)	Amounts are annualized.
(2)	Noninterest expense divided by net interest income plus noninterest income.
(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Loans and other real estate owned covered by a loss share agreement with the FDIC
(5)	Ratio excludes loans and real estate owned covered by a loss share agreement with the FDIC
(6)	Net interest income plus noninterest income.